Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Acquires Interest in Orlando Development Project within Publix Master Planned Community

New York, NY (July 30, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company” or “BRG”), today announced it has made a preferred equity investment in a 296-unit Class A apartment community in Orlando, Florida. The project, located in close proximity to the University of Central Florida and Central Florida Research Park, will be a featured component of a master-planned, Publix-anchored retail development known as Town Park. The estimated cost to complete the development is $37 million.

BRG expects to invest up to $4 million of preferred equity with the ability to convert into a common equity position following stabilization of the development. Catalyst Development Partners, the developer, will contribute approximately 15% of the required equity. Affiliates of Bluerock Real Estate, LLC control the remaining equity in the development.

By converting land designated for office use to residential use, Bluerock was able to achieve a below market land basis for the project, allowing a $10,000 - $15,000 per unit cost advantage, said Ramin Kamfar, Chairman and CEO of BRG.

The development will feature upscale one- and two-bedroom units. Intended to attract the area’s young and upwardly mobile residents, plans include a trendier, upscale, “e-urban” design with a slightly higher density than traditional garden-style communities. Unit sizes are comfortable, averaging 1,118 square feet for a two bedroom and 722 square feet for a one bedroom. The amenity base, common areas and interior finishes are designed to be of superior quality for market, providing a high-end alternative to competing commodity garden-style product.

The development is located directly adjacent to the Central Florida Research Park (120 companies, 10,000 employees), one mile north of the Waterford Lakes Town Center retail development (Simon Properties, 1 million square feet), and three miles south of the University of Central Florida (60,000 students and 10,000 employees) and the Quadrangle Office Park (1.7 million square feet and 5,000 employees).

Despite having an urban feel, the community will be surfaced parked, which is a significant and desired amenity, the Company said.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes. Please visit the Company’s website at bluerockresidential.com.

About Catalyst

Catalyst principals have combined over 60+ years of multifamily investment experience, and collectively have transacted over $2B in acquisitions and development. Catalyst was formed in 2011 and currently owns 3,000 units in eleven properties.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including the Company’s expected investment in the project, the expected development cost of the property, the property’s ability to attract target renters, the attractiveness and implied value of the property and its position in the Orlando, Florida market, and the performance of Catalyst. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “discussions of risk factors as detailed in filings by the Company with the Securities and Exchange Commission (“SEC”), including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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